August 26, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Yacht Finders, Inc.
EIN: 76-0736467

Commissioners:

We were previously the principal accountants for Yacht Finders, Inc., and we reported on the financial statements of Yacht Finders, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009 and from April 15, 2003 (inception) through December 31, 2010. We have not provided any audit services to Yacht Finders, Inc. since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Yacht Finders, Inc. through June 30, 2011. Effective August 26, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated August 24, 2011. We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the amended Form 8-K.

Very truly yours,

Cordovano and Honeck, LLP

Cordovano and Honeck LLP
Englewood, Colorado